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                                                                    EXHIBIT 99.1

      Recent Events--Questions and Answers, September 18, 2001


      In a desire to answer questions from our shareholders, analysts and the media, USAI has furnished this document to the SEC in compliance with Regulation FD, so that we may discuss various issues affecting the Company.

      Q: HOW WILL LAST WEEK'S EVENTS AFFECT THE OUTLOOK FOR USAI'S FINANCIAL PERFORMANCE?

      Prior to last Tuesday, we anticipated slightly exceeding EBITDA guidance on an overall basis for the third quarter. We now expect we'll fall short of original third quarter guidance, but believe we will have very positive results overall for our operations, growing revenue by double-digits and EBITDA by 13% to 17%.

      We continue to believe all our businesses are in a very strong position and we expect they will continue to prosper over time.

      We have an extremely solid balance sheet, with no net debt and more than $150 million in consolidated net cash. We expect this cash balance will grow to approximately $700 million by year-end, pro forma with the anticipated proceeds from the sale of USA Broadcasting and excluding new investments.

      We are just beginning our budget process for next year. Once that process is complete, and with recognition for any changed circumstances due to last week's attack, we will be in a position to outline our anticipated results for the next several years, together with the strategic goals we will pursue over the period.

      Q:  HOW HAVE LAST WEEK'S EVENTS AFFECTED AD SALES?

      USA Cable has not experienced significant advertising cancellations as of yet, although of course cancellations may happen in the future. The advertising market remains hardly robust. In addition, the continuing effects of last week's tragic events on the ad market are unpredictable.

      Q:  HOW HAVE HSN'S SALES BEEN AFFECTED?

      HSN has experienced a significant drop in business. This shortfall is consistent with the impact caused by other national and international events in history which caused viewers to primarily watch news programs all day. Based on HSN's past experiences, we expect business to gradually get back to normal over a several week period.